Anthony Tripodo named Chief Financial Officer of Tesco Corporation

For Immediate Release

Trading Symbol:

"TESOF" on NASDAQ

"TEO" on TSX

January 3, 2007

Houston, Texas--Tesco Corporation ("TESCO") today announced that Mr. Anthony Tripodo has been named Executive Vice President and Chief Financial Officer of Tesco Corporation effective January 8, 2007. Mr. Tripodo comes to TESCO with over 30 years of experience in advancing financial roles, most of which were in the oil and gas industry. He started his career in 1974 working on tax and audit issues for Price Waterhouse and Company. In 1980 Mr. Tripodo joined Baker Oil Tools in the finance organization. He advanced steadily during his 17 year career at Baker until his departure in 1997 as Vice President of Finance and Administration for Baker Performance Chemicals. From 1997 to 2003 Mr. Tripodo functioned as Executive Vice President and President of the Americas and also as Chief Financial Officer for Veritas DGC, INC. Since 2003 Mr. Tripodo has been Managing Director of Arch Creek Advisors, LLC as sole proprietor. Arch Creek specialized in financial consulting and M&A advisory services for the oil and gas industry.

Mr. Tripodo graduated with a degree in accounting from St. Thomas University in Florida. He has worked as a certified public accountant in Florida and is a licensed broker dealer with the SEC and NASD. He has been or is a board member for Helix Energy Solutions Group Inc. (NYSE:HLX), Petroleum Geo-Services ASA (NYSE ADR:PGS) and VETCO International Ltd. (Private).

Mr. Julio Quintana, TESCO President and Chief Executive Officer stated, "We are very excited about attracting someone of Tony's caliber to TESCO. The fact that Tony is willing to join us is but another example of the recognition in the industry of TESCO's bright future. Tony's extensive experience in transitioning and growing public service companies will serve TESCO very well as we continue to increase shareholder value."

Mr. Tripodo replaces Mr. Michael Kearney, who has chosen to leave TESCO to pursue other interests. Mr. Quintana added, "I want to personally thank Mike for the time and effort he put into moving TESCO to where we are today. TESCO has experienced excellent growth over the last two years and Mike helped make this happen. All of us at TESCO wish Mike the very best in the coming years."

Tesco Corporation is a global leader in the design, manufacture and service of technology based solutions for the upstream energy industry. The Corporation's mandate is to change the way people drill wells by delivering safer and more efficient solutions that add real value by reducing the costs of drilling for and producing oil and gas.

For further information please contact:

James Lank (713) 359-7104

Tesco Corporation

FORWARD-LOOKING STATEMENTS

This presentation contains statements that may constitute "forward-looking statements" within the meaning of the US Private Securities Litigation Reform Act of 1995. These statements include, among others, statements regarding expectations of future revenues, activities, capital expenditures and earnings and technical results. These statements are based on current expectations that involve a number of risks and uncertainties, which could cause actual results to differ from those anticipated. These risks include, but are not limited to: the background risks of the drilling services industry (e.g. operational risks; potential delays or changes in plans with respect to customers' exploration or development projects or capital expenditures; the uncertainty of estimates and projections relating to levels of rental activities; uncertainty of estimates and projections of costs and expenses; risks in conducting foreign operations (e.g. political and fiscal instability) and exchange rate fluctuations); uncertainty and risks in technical results and performance of technology; and other uncertainties.